Exhibit 99.1

CONTRIBUTION AGREEMENT

DATED AS OF DECEMBER 4, 2012

BY AND AMONG

SILVER BAY REALTY TRUST CORP.,
a Maryland corporation

 SILVER BAY OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership

AND

TWO HARBORS OPERATING COMPANY LLC,
a Delaware limited liability company

(continued)

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		Page

Section 7.13.	DESCRIPTIVE HEADINGS	36
Section 7.14.	NO PERSONAL LIABILITY CONFERRED	36
Section 7.15.	AMENDMENTS	36

Schedules and Exhibits

Schedule 3.01(c)	Operating Partnership Subsidiaries
Schedule 4.01(c)	Subsidiaries of Two Harbors Property
Schedule 4.04	Members of Two Harbors Property and Subsidiaries, Ownership Interests, Shares of Consideration
Schedule 4.07	Licenses and Permits
Schedule 4.10(a)	Properties
Schedule 4.10(b)	Contracts
Schedule 4.10(d)	Leases
Schedule 4.13	Insurance
Schedule 4.16	Taxes
Schedule 4.19	Rights to Purchase
Schedule 4.20	Side Letters
Schedule 5.05	Additional Consideration
Exhibit A	LIST OF PARTICIPATING ENTITIES
Exhibit B	OPERATING PARTNERSHIP AGREEMENT
Exhibit C	MANAGEMENT AGREEMENT
Exhibit D	PROPERTY MANAGEMENT AND ACQUISITION SERVICES AGREEMENT
Exhibit E	EXTENDED LOCK-UP AGREEMENT
Exhibit F	REGISTRATION RIGHTS AGREEMENT FOR REIT SHARES ISSUED TO TWO HARBORS AND THE PRE-FORMATION PARTICIPANTS IN THE PROVIDENT ENTITIES
Exhibit G	DIRECTOR DESIGNATION AGREEMENT
Exhibit H	CHARTER AND BYLAWS OF THE REIT
Exhibit I	FORMATION TRANSACTION DOCUMENTATION
Exhibit J	AUTOMATED VALUATION MODEL

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of December 4, 2012 (this “Agreement”), by and among Silver Bay Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership”), Silver Bay Realty Trust Corp., a Maryland corporation (the “REIT”), Two Harbors Operating Company LLC, a Delaware limited liability company (“Two Harbors LLC”), and for the purposes of ARTICLE IV, ARTICLE V and ARTICLE VI, Two Harbors Investment Corp. (“Two Harbors”).  Certain capitalized terms are defined in Section 7.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, Two Harbors LLC owns 100% of the interests in Two Harbors Property Investment LLC (“Two Harbors Property”).

WHEREAS, pursuant to this Agreement, concurrently with the completion of the IPO (as defined below), Two Harbors LLC shall contribute to the REIT all of Two Harbors LLC’s interest in Two Harbors Property, and the REIT shall acquire from Two Harbors LLC all of Two Harbors LLC’s right, title and interest in Two Harbors Property that it will immediately transfer to the Operating Partnership;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into contribution agreements with holders of interests in certain Provident Entities (the “Contribution Entities”) identified on Exhibit A hereto, pursuant to which, concurrently with the contribution described in the preceding paragraph, each such contributor shall contribute to the Operating Partnership all of such contributor’s interests in the applicable Contribution Entity and the Operating Partnership shall acquire from each such contributor all of such contributor’s right, title and interest as a holder of the interests in such Contribution Entities;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into agreements and plans of merger with each Provident Entity identified as a “Merger Entity” on Exhibit A (collectively, the “Merger Entities”), pursuant to which, concurrently with the contributions identified in the preceding paragraphs, a separate wholly owned Subsidiary of the Operating Partnership will merge with and into each Merger Entity;

WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of the common stock, par value $0.01 per share of the REIT (“REIT Shares”), under a Form S-11 Registration Statement initially filed on September 11, 2012 (File No. 333-183838), as the same may be amended from time to time (the “Registration Statement”), immediately following which the REIT will contribute the IPO proceeds to the Operating Partnership concurrently with the mergers and contributions described above and  will elect to be taxed and operate as a real estate investment trust within the meaning of Section 856 of the Code, externally managed by PRCM Real Estate Advisers LLC; and

WHEREAS, all necessary approvals have been obtained by each of the REIT, the Operating Partnership and Two Harbors LLC to consummate the transactions contemplated herein and by the other Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
CONTRIBUTION

Section 1.01.         CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION.

(a)           At the Closing (as defined below) and subject to the terms and conditions contained in this Agreement:

(i)            Two Harbors LLC hereby contributes, assigns, sets over, transfers, conveys and delivers to the REIT, absolutely and unconditionally and free and clear of all Liens, all of its right, title and interest in and to Two Harbors Property, including all rights to indemnification in favor of Two Harbors LLC under the LLC Agreement;

(ii)           immediately following the transfer described in Section 1.01(a)(i), the REIT hereby contributes, assigns, sets over, transfers, conveys and delivers to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, all of its right, title and interest in and to Two Harbors Property;

(iii)          the REIT accepts the assignment by Two Harbors LLC, the Operating Partnership accepts the assignment by the REIT, and the Operating Partnership agrees to be bound by the terms of the LLC Agreement and undertakes, assumes and agrees punctually and faithfully to perform, pay or discharge when due and otherwise in accordance with its terms, all agreements, covenants, conditions, obligations and liabilities of Two Harbors LLC with respect to Two Harbors Property on or after the Closing Date (as defined below).

(b)           All of the parties hereto agree that, as a result of the assignment and assumptions hereunder, for purposes of the LLC Agreement, the Operating Partnership shall become the sole member and manager of Two Harbors Property.

Section 1.02.         CONSIDERATION. At Closing, subject to the terms and conditions contained in this Agreement, including Section 1.03, in exchange for its interest in Two Harbors Property, Two Harbors LLC shall receive (a) the number of REIT Shares equal to the Contribution Consideration minus the number of REIT Shares equal to the Redeemable Preferred Purchase Price divided by the IPO Price and (b) 1,000 Redeemable Preferred Shares. If the payment of REIT Shares would result in a violation of the restrictions on ownership and transfer set forth in Section 7.2.1 of the REIT’s charter (the “Ownership Limits”), the Board of Directors of the REIT shall grant Two Harbors LLC an exception with respect to the Ownership Limits.

Section 1.03.         FRACTIONAL INTEREST.  No fractional REIT Shares shall be issued pursuant to this Agreement.  All fractional REIT Shares that Two Harbors LLC would otherwise be entitled to receive as a result of its contribution and the other Formation Transactions shall be aggregated, and Two Harbors LLC shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Shares to which Two Harbors LLC would otherwise have been entitled, by the IPO Price.  No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional REIT Share.

Section 1.04.         FURTHER ACTION; MUTUAL COVENANTS AND OTHER AGREEMENTS.

(a)           If, at any time after the Closing, the REIT shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the REIT or the Operating Partnership all of the right, title or interest in or to Two Harbors Property or otherwise to carry out this Agreement, Two Harbors LLC shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other reasonable actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in Two Harbors Property or otherwise to carry out this Agreement at the REIT’s cost.

(b)           After the Closing, except in the case of any action by one party or its affiliate against the other party or its affiliates, each party will use its commercially reasonable efforts to make available to the other, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any action in which the requesting party may from time to time be involved or any other reasonable business purpose, regardless of whether, in the case of an action, such action is a matter with respect to which indemnification may be sought hereunder.

(c)           Each of Two Harbors and the REIT agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any information in the possession or under the control of such party that the requesting party reasonably needs: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by Law or by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any regulatory, judicial or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements, (iii) to comply with its obligations under this Agreement or (iv) in connection with its ongoing businesses as it relates to the conduct of such businesses, as the case may be; provided, however, that in the event that any party determines that any such provision of information could be commercially detrimental, violate any law or agreement, or waive any privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(d)           The parties will keep strictly confidential any and all proprietary, technical, business, marketing, sales and other information disclosed to another party in connection with the performance of this Agreement and the preparation of the registration statement (the “Confidential Information”), and will not disclose the same or any part thereof to any third party, or use the same for their own benefit or for the benefit of any third party. The obligations of secrecy and nonuse as set forth herein will survive the termination of this Agreement for a period of five years. Excluded from this provision is any information available in the public domain and any information disclosed to any of the parties by a third party who is not in breach of confidentiality obligations owed to another person or entity. Notwithstanding the foregoing, each party may disclose Confidential Information to (i) to its bankers, attorneys, accountants and other advisors subject to the same confidentiality obligations imposed herein and (ii) as may be required by Law from time to time.

(e)           Two Harbors has the right, but not the obligation, following the consummation of the IPO, to effect the distribution of some or all of its REIT Shares to its stockholders (the “Distribution”). Two Harbors shall (in its sole and absolute discretion) determine whether to effect the

Distribution and, if so, the date of its consummation and all of its terms, including (i) the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution; (ii) the timing of and conditions to the consummation of the Distribution; (iii) the selection of any investment banker(s) and manager(s) and (iv) the selection of any financial printer, solicitation, and/or exchange agent and financial, legal, accounting and other advisors.  In addition, Two Harbors may, at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or a part of the Distribution. At the request of Two Harbors, the REIT shall cooperate with Two Harbors as reasonably required to accomplish the Distribution and shall, at the direction of Two Harbors, promptly take any and all actions reasonably necessary or desirable to effect the Distribution.

(f)            After the Closing Date (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations in compliance with all applicable Law and stock exchange requirements and (ii) each party shall provide, or cause to be provided, to the other party in such form as such requesting party shall request all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(g)           Any information owned by a party that is provided to a requesting party pursuant to this Agreement shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

ARTICLE II
CLOSING

Section 2.01.         CONDITIONS PRECEDENT.

(a)           Condition to Each Party’s Obligations.  The respective obligation of each party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i)            Registration Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order.  This condition may not be waived by any party.

(ii)           No Injunction.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(iii)          Preferred Stock Purchaser.  Two Harbors LLC shall have entered into a stock purchase agreement for the sale of the Redeemable Preferred Shares from Two Harbors LLC to a third-party purchaser who is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933).

(iv)          Operating Partnership Agreement.  The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit B shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.03 or the other Formation Transaction Documentation, shall not have been amended or modified.

(v)           IPO Closing.  The closing of the IPO shall occur substantially concurrently with the Closing.

(vi)          Consents, Etc.  All necessary consents and approvals of Governmental Authorities or third parties for Two Harbors, Two Harbors Property, Two Harbors LLC, the REIT, the Operating Partnership and any other party to the Formation Transaction Documentation to consummate the transactions contemplated hereby shall have been obtained.

(vii)         Formation Transactions.  The Formation Transactions shall have been or shall simultaneously be consummated in accordance with their terms and the timing set forth in the respective Formation Transaction Documentation.

(viii)        Management Agreement.  The REIT shall have received a copy of the Management Agreement in substantially the form attached as Exhibit C executed by the parties thereto.

(ix)          Property Management and Acquisition Services Agreement.  The Operating Partnership shall have received a copy of the Property Management and Acquisition Services Agreement in substantially the form attached as Exhibit D executed by the parties thereto.

(x)           Shared Services Agreement.  That certain Shared Services and Facilities Agreement by and between the Manager and Pine River Domestic Management L.P. shall have been executed and delivered by the parties thereto.

(xi)          Mutual Shared Services Agreement.  That certain Mutual Shared Services Agreement by and between the Manager and the Operating Subsidiary shall have been executed and delivered by the parties thereto.

(b)           Conditions to Obligations of the REIT and the Operating Partnership.  The obligations of the REIT and the Operating Partnership are further subject to satisfaction of the following conditions (any of which may be waived by the REIT and the Operating Partnership in whole or in part):

(i)            Representations and Warranties.  Except as would not have a Two Harbors Material Adverse Effect, the representations and warranties of Two Harbors LLC and Two Harbors contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii)           Performance by Two Harbors LLC.  Two Harbors LLC shall have performed each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Two Harbors LLC shall not have breached any of its covenants contained herein in any material respect.

(iii)          No Material Adverse Change.  There shall have not occurred between the date hereof and the Closing Date a Two Harbors Material Adverse Effect.

(iv)          Lock-Up Agreements.

(A)          Two Harbors shall have entered into a lock-up agreement providing for a 90-day lock-up period in accordance with the Underwriting Agreement.

(B)          Each officer and director of the REIT named in the Registration Statement shall have entered into a lock-up agreement providing for a 180-day lock-up period in accordance with the Underwriting Agreement.

(C)          Irvin Kessler and each partner of Pine River Domestic Management L.P. who receives shares of the REIT in connection with the IPO or the Formation Transactions, whether directly, through the Distribution by Two Harbors, or otherwise, shall have entered into the Extended Lock-Up Agreement providing for a one-year lock-up period substantially in the form attached as Exhibit E.

(c)           Conditions to Obligations of Two Harbors LLC.  The obligations of Two Harbors LLC to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which, except as provided, may be waived by Two Harbors LLC in whole or in part):

(i)            Representations and Warranties.  Except as would not have a REIT Material Adverse Effect, the representations and warranties of the REIT and the Operating Partnership contained in this Agreement, the members of the Provident Entities contained in the Formation Transaction Documentation to which they are a party, Provident in the Representation, Warranty and Indemnity Agreement, the Manager contained in the Management Agreement and the Operating Subsidiary contained in the Property Management and Acquisition Services Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii)           Performance by the REIT, the Operating Partnership and Provident.  Except as would not have a REIT Material Adverse Effect, each of the REIT and the Operating Partnership, Provident and the Provident Entities shall have performed all agreements and covenants required by this Agreement and the Formation Transaction Documentation to be performed or complied with by any of such entities on or prior to the Closing Date.

(iii)          No Material Adverse Change.  There shall not have occurred between the date hereof and the Closing Date a REIT Material Adverse Effect.

(iv)          Amendment to Two Harbors Management Agreement.  PRCM Advisers LLC shall have entered into that certain First Amendment to the Management Agreement dated as of October 28, 2009 to revise the definition of “Stockholders’ Equity” to exclude from such amount the value of the consideration to be received by Two Harbors in the Formation Transactions.

(v)           Termination of Two Harbors Agreements with Manager.  Those certain Acquisition Services Agreement, Property Management Agreement and Letter Agreement (the “Letter Agreement”) by and between the Manager and Two Harbors Property each dated as of February 3, 2012 shall have been terminated (except those sections described in the Side Letter) and any Termination Fee (as defined in the Letter Agreement) that would otherwise be payable under such agreements shall have been waived pursuant to the Side Letter.

(vi)          Consolidation.  Two Harbors shall not be required to consolidate the REIT for accounting purposes, provided that the REIT and Two Harbors LLC shall use their reasonable commercial efforts to avoid such consolidation, which may include accepting cash in lieu of REIT Shares valued at the IPO Price for a portion of the Contribution Consideration payable to Two Harbors hereunder.

(vii)         Registration Rights Agreement.  The REIT shall have entered into the registration rights agreement substantially in the form attached as Exhibit F hereto.  This condition may not be waived by any party hereto.

(viii)        Director Designation Agreement.  The REIT shall have entered into the Director Designation Agreement substantially in the form attached as Exhibit G.

(ix)          Tax and Legal Opinions. The REIT shall have delivered or caused to be delivered to Two Harbors a reliance letter from counsel entitling Two Harbors to rely on the legal and tax opinions in connection with the IPO.

Section 2.02.         TIME AND PLACE.  Unless this Agreement shall have been terminated pursuant to Section 2.06 hereof, and subject to satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the contribution contemplated by Section 1.01 and the other transactions contemplated hereby shall occur substantially concurrently with the receipt by the REIT of the proceeds from the IPO from the underwriters (the “Closing” or the “Closing Date”).  The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP or such other place as determined by the REIT in its sole discretion.  The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

Section 2.03.         DELIVERY OF CONTRIBUTION CONSIDERATION.  As soon as reasonably practicable after the Closing, the Operating Partnership shall deliver to Two Harbors LLC the REIT Shares and any Redeemable Preferred Shares payable to Two Harbors LLC in the amounts and form provided in Section 1.02 hereof.  Any certificate representing REIT Shares issued as Contribution Consideration or any Redeemable Preferred Shares issued pursuant to this Agreement shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

In addition, each such certificate representing Redeemable Preferred Shares or REIT Shares so issued shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the REIT’s status as a real estate investment trust under the Code, in accordance with applicable Law.

Section 2.04.         CLOSING DELIVERIES.  At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver all interests in Two Harbors Property, free and clear of all Liens and to effectuate the transactions contemplated hereby.

Section 2.05.         CLOSING COSTS.  The transaction costs and expenses of the REIT, the Operating Partnership and the Participating Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions shall be paid in accordance with the terms of the Side Letter.

Section 2.06.         TERM OF THE AGREEMENT.  This Agreement shall terminate (a) upon notice by Two Harbors in accordance with Section 7.01, at any time after 30 days from the date hereof or (b) automatically if the Registration Statement shall have been withdrawn (such date is hereinafter referred to as the “Outside Date”).

Section 2.07.         EFFECT OF TERMINATION.  In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, the Operating Partnership and Two Harbors LLC under this Agreement shall terminate, except that the obligations set forth in ARTICLE VII shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.08.         TAX WITHHOLDING.  The REIT and the Operating Partnership, as applicable, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to Two Harbors LLC such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Two Harbors LLC in respect of which such deduction and withholding was made. To the extent the amount required to be withheld exceeds the amount of cash receivable by Two Harbors LLC, the excess withheld amount shall be treated as a loan from the payor to Two Harbors LLC, which shall be due immediately from Two Harbors LLC and shall bear interest at the rate of fifteen percent (15%) per annum (or, if less, the maximum rate allowable under applicable Law).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE REIT AND THE OPERATING PARTNERSHIP

Each of the REIT and the Operating Partnership hereby represents and warrants to Two Harbors LLC, severally as to itself, that the following statements are true and correct as of the date hereof and shall be true and correct as of the Closing Date:

Section 3.01.         ORGANIZATION; AUTHORITY.

(a)           The REIT is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The REIT has all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a REIT Material Adverse Effect.

(b)           The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and, upon the effectiveness of the Operating Partnership Agreement, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

(c)           Schedule 3.01(c) sets forth as of the date hereof, each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), all of which are, directly or indirectly, wholly owned by the Operating Partnership.  Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.02.         DUE AUTHORIZATION.  The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the REIT and the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation) by the REIT and the Operating Partnership have been duly and validly authorized by all necessary actions required of each of the REIT and the Operating Partnership, respectively.  This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the REIT and the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the REIT and the Operating Partnership, enforceable against each of the REIT and the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03.         CONSENTS AND APPROVALS.  Except for the SEC declaring the Registration Statement effective, related filings with FINRA and any necessary flings under state blue-sky laws in connection with the IPO and the consummation of the other Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT or the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.04.         NO VIOLATION.  None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the organizational documents of the REIT or the

Operating Partnership, (b) any material agreement, document or instrument to which the REIT or the Operating Partnership or any of their respective assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the REIT or the Operating Partnership.

Section 3.05.         VALIDITY OF REIT SHARES.  The REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable and free and clear of all Liens created by the REIT (other than Liens created by the charter of the REIT).

Section 3.06.         OUTSTANDING EQUITY.

(a)           All issued and outstanding capital stock of the REIT, comprising 1,000 REIT Shares, are held by the Manager as of the date hereof.  Such REIT Shares shall be redeemed upon Closing.

(b)           Upon Closing and completion of the IPO, and after redemption of the REIT Shares described in (a), the only issued and outstanding REIT Shares and common units in the Operating Partnership shall be those issued in connection with the IPO and the Formation Transactions, as described in the Registration Statement.

Section 3.07.         LITIGATION.  Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the REIT or the Operating Partnership, threatened against the REIT, the Operating Partnership or any Operating Partnership Subsidiary.

Section 3.08.         ORGANIZATIONAL DOCUMENTS.  Attached as Exhibit H hereto is a true and correct copy of the charter and bylaws of the REIT in substantially final form.  Attached as Exhibit B hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

Section 3.09.         REIT STATUS. The REIT intends to qualify as a real estate investment trust under the Code, and the REIT will be organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code, and its proposed ownership and method of operation will enable it to continue to qualify as a real estate investment trust under the Code for the REIT’s taxable years ending December 31, 2012 and thereafter.

Section 3.10.         COMPLIANCE WITH LAWS.  Each of the REIT and the Operating Partnership has conducted its respective business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.  Neither the REIT nor the Operating Partnership nor, to the knowledge of the REIT, any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.11.         LIMITED ACTIVITIES.  Except for activities in connection with the IPO or the Formation Transactions or in the ordinary course of business, none of the REIT, the Operating Partnership or the Operating Partnership Subsidiaries have engaged in any material business or incurred any material obligations.

Section 3.12.         FORMATION TRANSACTION DOCUMENTATION. All of the Formation Transaction Documentation shall have been executed and delivered.

Section 3.13.         NO UNTRUE STATEMENT.  The Registration Statement does not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 3.14.         KNOWLEDGE OF TWO HARBORS OR TWO HARBORS LLC.  Neither the REIT nor the Operating Partnership shall be liable for any breach of a representation or warranty under this Agreement for any Losses related thereto if any of Two Harbors, Two Harbors LLC or any of their Subsidiaries had knowledge of such inaccuracy or breach prior to the Closing.

Section 3.15.         NO OTHER REPRESENTATIONS OR WARRANTIES; SURVIVAL.  Other than the representations and warranties expressly set forth in this ARTICLE III and any other agreement entered into in connection with the Formation Transactions, the REIT and the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.  All representations and warranties of the REIT and the Operating Partnership contained in this Agreement (other than Section 3.01, Section 3.02,Section 3.03, Section 3.04, Section 3.05, Section 3.06, Section 3.08, Section 3.10 and Section 3.12, which shall survive until the first anniversary of the Closing Date) shall expire at Closing and all covenants shall survive until performed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TWO HARBORS LLC AND TWO HARBORS

Except as disclosed in the schedules attached hereto, Two Harbors LLC and Two Harbors hereby represent and warrant to the REIT and the Operating Partnership (the “Consolidated Entities”) that the following statements are true and correct as of the date hereof and shall be true and correct as of the Closing Date:

Section 4.01.         ORGANIZATION; AUTHORITY.

(a)           Two Harbors LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of Two Harbors LLC pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby.

(b)           Two Harbors Property is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into each agreement or other document included in or contemplated by the Formation Transaction Documentation and to carry out the transactions contemplated thereby, and to own, lease and/or operate each Property owned, leased and/or operated by it and to carry on its business as presently conducted. Two Harbors Property, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties make such qualification necessary.

(c)           Schedule 4.01(c) sets forth as of the date hereof each Subsidiary of Two Harbors Property, each of which is wholly owned by Two Harbors Property.  Each Subsidiary of Two Harbors Property has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and/or operate its Properties and other assets and to carry on its business as presently conducted.  Each Subsidiary of Two Harbors Property, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties and other assets make such qualification necessary.

(d)           Two Harbors has been duly incorporated and is validly existing and in good standing under the Laws of the State of Maryland and has all requisite power and authority to enter into each agreement or other document included in or contemplated by the Formation Transaction Documentation and to carry out the transactions contemplated thereby and to carry on its business as presently conducted. Two Harbors, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary.

Section 4.02.         DUE AUTHORIZATION.

(a)           The execution, delivery and performance of this Agreement (including any agreement, document and instrument executed and delivered pursuant to this Agreement) by Two Harbors LLC has been duly and validly authorized by all necessary actions required of Two Harbors LLC.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Two Harbors LLC pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Two Harbors LLC, each enforceable against Two Harbors LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(b)           The execution, delivery and performance by Two Harbors Property of each agreement or other document included in or contemplated by the Formation Transaction Documentation to which it is a party has been duly and validly authorized by all necessary actions required of Two Harbors Property.  Each agreement, document and instrument included in or contemplated by the Formation Transaction Documentation and executed and delivered by or on behalf of Two Harbors Property constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Two Harbors Property, each enforceable against Two Harbors Property in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(c)           The execution, delivery and performance by Two Harbors of this Agreement and each other Formation Transaction Documentation to which it is a party have been duly and validly authorized by all necessary actions required of Two Harbors.  Each agreement, document and instrument included in or contemplated by the Formation Transaction Documentation and executed and delivered by or on behalf of Two Harbors constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Two Harbors, each enforceable against Two Harbors in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03.         OWNERSHIP OF CONTRIBUTED INTERESTS.  Two Harbors LLC is the sole record owner of all of the interests in Two Harbors Property and has the power and authority to transfer, sell, assign and convey to the REIT its interest in Two Harbors Property free and clear of any Liens and, upon delivery of the consideration for the interests in Two Harbors Property as provided herein, the REIT will acquire good and valid title thereto, free and clear of any Liens.  Except as provided for or contemplated by this Agreement or the other applicable Formation Transaction Documentation, there are no rights to purchase, veto rights with respect to transfers, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to the interests in Two Harbors Property or (b) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests in Two Harbors Property or any securities or obligations of any kind convertible into any of the interests of Two Harbors Property.  Two Harbors LLC has no equity interest, either direct or indirect, in the Properties, except for Two Harbors LLC’s interests in Two Harbors Property.

Section 4.04.         CAPITALIZATION.  Schedule 4.04 sets forth as of the date hereof the ownership of Two Harbors Property and its Subsidiaries.  All of the issued and outstanding equity interests of Two Harbors Property and its Subsidiaries are duly authorized, validly issued and fully paid and, except as set forth in Schedule 4.04, are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the Organizational Documents of or any contract to which Two Harbors Property or its Subsidiaries is a party or otherwise bound. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in Two Harbors Property or its Subsidiaries.

Section 4.05.         CONSENTS AND APPROVALS.  Except in connection with the IPO and the consummation of the other Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by Two Harbors LLC or Two Harbors Property in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 4.06.         NO VIOLATION.

(a)           None of the execution, delivery or performance by Two Harbors LLC of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the organizational documents of Two Harbors LLC, (ii) any agreement, document or instrument to which Two Harbors LLC is a party or by which Two Harbors LLC is bound or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on Two Harbors LLC (or its assets or properties).

(b)           None of the execution, delivery or performance by Two Harbors Property of any agreement or document included in or contemplated by the Formation Transaction Documentation to which it is a party and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of Two Harbors Property or any of its Subsidiaries, (ii) any covenants, conditions and restrictions binding any of the Properties (other than Silver Bay Properties) or, to Two Harbors’ Knowledge, Silver Bay Properties, (iii) any other agreement, document or instrument to which Two Harbors Property or any of its Subsidiaries or any of their respective assets or properties (other than Silver Bay Properties) or, to Two Harbors’ Knowledge, Silver Bay Properties are bound or (iv) any term or provision of any judgment, order, writ, injunction, or decree binding on Two Harbors Property, any of its Subsidiaries, its assets or properties (other than Silver Bay Properties) or, to Two Harbors’ Knowledge, Silver Bay Properties.

(c)           None of the execution, delivery or performance by Two Harbors of this Agreement or any other agreement or document included in or contemplated by the Formation Transaction Documentation to which it is a party and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of Two Harbors or any of its

Subsidiaries, (ii) any other agreement, document or instrument to which Two Harbors or any of its assets or properties (other than Silver Bay Properties) or, to Two Harbors’ Knowledge, Silver Bay Properties are bound or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on Two Harbors, any of its Subsidiaries, its assets or properties (other than Silver Bay Properties) or, to Two Harbors’ Knowledge, Silver Bay Properties.

Section 4.07.         LICENSES AND PERMITS.  To Two Harbors’ Knowledge, all notices, licenses, permits, certificates and authorizations, required for the continued use, occupancy, management, leasing and operation of the Properties of Two Harbors Property have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the extent contemplated in the Formation Transaction Documentation, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect. There are no licenses, permits, certificates and authorizations held by Two Harbors Property other than those copies of which have been delivered to the Consolidated Entities, and each of which is identified on Schedule 4.07. Neither Two Harbors Property nor any of its Subsidiaries nor, to Two Harbors’ Knowledge, any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect, nor has any of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect.

Section 4.08.         LITIGATION.

(a)           To Two Harbors’ Knowledge, there is no action, suit or proceeding pending or threatened against Two Harbors LLC affecting all or any portion of Two Harbors LLC’s interest in Two Harbors Property or Two Harbors LLC’s ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect Two Harbors LLC’s ability to so consummate the transactions contemplated hereby.  To Two Harbors’ Knowledge, there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of Two Harbors LLC’s Contributed Interests, which in any such case would impair Two Harbors LLC’s ability to enter into and perform all of its obligations under this Agreement.

(b)                                           There is no action, suit or proceeding pending (for which Two Harbors Property or its Subsidiaries, as applicable, has been properly served or otherwise has Knowledge) or, to Two Harbors’ Knowledge, threatened against Two Harbors Property or any of its Subsidiaries or any officer, director, principal or managing member of any of the foregoing or the Properties which, if adversely determined, would have a Two Harbors Material Adverse Effect.  There is no action, suit or proceeding pending or, to Two Harbors’ Knowledge, threatened against Two Harbors Property or any of its Subsidiaries or any officer, director, principal or managing member of any of the foregoing which challenges or impairs the ability of Two Harbors Property or any of its Subsidiaries to execute or deliver, or perform its obligations under any of the Formation Transaction Documentation or to consummate the transactions contemplated hereby and thereby.  There is no material judgment, decree, injunction, or order of a Governmental Authority outstanding against Two Harbors Property or any of its Subsidiaries or any officer, director, principal or managing member of any of the foregoing in their capacity as such or, to Two Harbors’ Knowledge, any city ordinance or property violations relating to Silver Bay Properties.

(c)           There is no action, suit or proceeding pending or, to Two Harbors’ Knowledge, threatened against Two Harbors or any officer, director, principal or managing member of Two Harbors which, if adversely determined, would have a Two Harbors Material Adverse Effect.  There is no action, suit or proceeding pending or, to Two Harbors’ Knowledge, threatened against Two Harbors or any officer, director, principal or managing member of Two Harbors which challenges or impairs the ability of Two Harbors to execute or deliver, or perform its obligations under any of the Formation Transaction Documentation or to consummate the transactions contemplated hereby and thereby.

Section 4.09.         COMPLIANCE WITH LAWS/RESTRICTIONS.  Two Harbors Property and its Subsidiaries have conducted their respective businesses and maintained each Property in compliance with all applicable Laws and any covenants, conditions and restrictions or other obligations in respect of any homeowners’ association binding on any of the Properties, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect.  Neither Two Harbors Property nor its Subsidiaries nor, to Two Harbors’ Knowledge, any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation or violations of any of such covenants, conditions and restrictions or other obligations in respect of any homeowners’ association, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect.

Section 4.10.         PROPERTIES.

(a)           Schedule 4.10(a) sets forth each Property owned by Two Harbors Property or its Subsidiaries as of the date hereof.  Except as set forth on Schedule 4.10(a),

(i)            Two Harbors Property or one of its Subsidiaries set forth on Schedule 4.10(a) is the insured under a policy of title insurance as the owner of, and Two Harbors Property or its Subsidiary is the owner of, the fee simple estate (or, in the case of certain Properties, the leasehold estate) to each Property identified on Schedule 4.10(a) as being owned by Two Harbors Property or its Subsidiary, and

(ii)           in each case such Property is owned free and clear of all Liens except for Permitted Liens.

(b)           There are no agreements between Two Harbors Property and a third party other than those agreements copies of which have been delivered to the Consolidated Entities, and each of which is identified on Schedule 4.10(b), other than leases described in Section 4.10(d).  There are no other understandings, oral or written, between Two Harbors Property and any of the other parties to the agreements except as provided therein.  Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect, (i) neither Two Harbors Property nor any of its Subsidiaries, nor to Two Harbors’ Knowledge any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for such Property, but including any agreement that constitutes a Permitted Lien), is in breach or default of any such agreement, (ii) no event has occurred or, to Two Harbors’ Knowledge,  has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of Two Harbors Property or its Subsidiaries or the creation of a Lien upon any asset of Two Harbors Property or any of its Subsidiaries, except for Permitted Liens and (iii) to Two Harbors’ Knowledge, all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(c)           To Two Harbors’ Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect.

(d)           Two Harbors Property or one of its Subsidiaries holds the lessor’s interest (directly or indirectly through one or more agents) under the leases with tenants of each Property (the “Leases”).  There are no Leases other than those forms of which have been delivered to the Consolidated Entities.  To Two Harbors’ Knowledge, the rent rolls attached as Schedule 4.10(d) accurately describe all existing Leases as of the date hereof.  Two Harbors Property has not entered into any other material understandings, oral or written between Two Harbors Property and any of the tenants with respect to the Properties (other than Silver Bay Properties) other than the Leases.  To Two Harbors’ Knowledge, Two Harbors Property has not entered into any other material understandings, oral or written between Two Harbors Property and any of the tenants with respect to Silver Bay Properties other than the Leases.  Except as would not have a Two Harbors Material Adverse Effect or set forth in Schedule 4.10(d), (i) neither Two Harbors Property nor any of its Subsidiaries, nor, to Two Harbors’ Knowledge, any other party to any Lease, is in breach or default of any such Lease, (ii) no event has occurred or, to Two Harbors’ Knowledge, has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, permit termination, modification or acceleration under such Lease, and (iii) each of the Leases is valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.11.         FINANCIAL STATEMENTS.  Two Harbors has delivered to the Consolidated Entities the Combined Financial Statements of Two Harbors Property for the nine months ended September 30, 2012, audited by Ernst & Young LLP.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis and fairly represent the financial condition of Two Harbors Property for the respective periods indicated.

Section 4.12.         CONDITION OF PROPERTIES. To Two Harbors’ Knowledge, no improvements or alterations have been made to the Properties without a permit where one was required.  To Two Harbors’ Knowledge, there are no unfilled orders or directives of any applicable Governmental Authority or casualty insurance company that require any work of investigation, remediation, repair, maintenance or improvement to be performed on the Properties.  Except for newly acquired Properties in the process of eviction, dispossessory or similar proceedings and/or under renovation, Properties under renovation in the ordinary course of business and Properties sustaining ordinary wear and tear consistent with leasing activities, each of the Properties is in satisfactory condition and repair, suitable for its intended use and is undamaged by waste, vandalism, fire, hurricane, earthquake or earth movement, windstorm, flood, tornado or other casualty or natural disaster so as to make the Property ill-suited for its intended use, provided that no breach of this Section 4.12 shall be deemed to have occurred where a Property was in the foregoing condition when leased and, subsequent to a tenant taking possession under a lease, such Property sustained such damage or is in a state of disrepair and none of Two Harbors LLC or its subsidiaries has Knowledge of such condition.

Section 4.13.         INSURANCE.  Two Harbors Property or its Subsidiaries has in place public liability, casualty and other insurance coverage with respect to each Property owned, leased and/or managed by it as Two Harbors reasonably deems necessary.  There are no insurance policies held by Two Harbors Property other than those copies of which have been delivered to the Consolidated Entities, and each of which is identified on Schedule 4.13.  Each of the insurance policies with respect to the Properties is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due.  To Two Harbors’ Knowledge, neither Two Harbors Property nor its Subsidiaries has received from any insurance company any notices of cancellation or intent to cancel any such insurance.

Section 4.14.         ENVIRONMENTAL MATTERS.  Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect, (a) Two Harbors Property and its Subsidiaries are in compliance with all Environmental Laws, (b) neither Two Harbors Property nor any of its Subsidiaries have received any written notice from any Governmental Authority or third party alleging that Two Harbors Property, any of its Subsidiaries or any Property is not in compliance with applicable Environmental Laws, and (c) there has not been a release of a hazardous substance on any Property that would require investigation or remediation under applicable Environmental Laws.

Section 4.15.         EMINENT DOMAIN.  There is no existing, or to Two Harbors’ Knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have a Two Harbors Material Adverse Effect.

Section 4.16.         TAXES.  Except as set forth in Schedule 4.16:

(a)           Two Harbors and each of its Subsidiaries has timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects.  Two Harbors Property and each of its Subsidiaries has paid (or had paid on its behalf) all Taxes as required to be paid by it.

(b)           No deficiencies for any Taxes have been proposed, asserted or assessed against Two Harbors or its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(c)           There are no pending or, to Two Harbors’ Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of Two Harbors or its Subsidiaries, there are no matters under discussion with any Tax authority with respect to income or material non-income Taxes that are likely to result in an additional liability for Taxes with respect to Two Harbors Property or its Subsidiaries and neither Two Harbors Property nor its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(d)           As of the date hereof, Two Harbors Property and Two Harbors LLC are disregarded entities for federal income tax purposes.  At all times during its existence, Two Harbors has qualified and been taxable as a “real estate investment trust” for federal and all applicable state tax purposes and will so qualify as of the Closing Date.  As of the date hereof, each Subsidiary of Two Harbors Property is treated for federal and all applicable state income Tax purposes as a disregarded entity.  No election has been made to treat Two Harbors Property or any Subsidiary of Two Harbors Property as a corporation or a “qualified REIT subsidiary” for federal or any state income Tax purpose.

Section 4.17.         INSOLVENCY.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Two Harbors’ Knowledge, threatened against Two Harbors LLC, Two Harbors Property or any of its Subsidiaries, nor are any such proceedings contemplated by Two Harbors LLC, Two Harbors Property or its Subsidiaries.

Section 4.18.         EMPLOYEES.  Neither Two Harbors Property nor any of its Subsidiaries has or has ever had any employees.

Section 4.19.         CONTRACTS AND COMMITMENTS.  Except as set forth in Schedule 4.19, neither Two Harbors Property nor any of its Subsidiaries is a party to any agreements for the sale of its assets, for the grant to any Person of any preferential right to purchase any such assets or the acquisition of any operating business, assets or capital stock of any other corporation, entity or business.

Section 4.20.         NO SIDE LETTERS.  Except as set forth in Schedule 4.20, there are no side letters or other writing between or among Two Harbors, Two Harbors Property and Two Harbors LLC which have the effect of establishing rights under, or altering or supplementing, the terms of Two Harbors Property’s certificate of formation, limited liability company agreement or operating agreement or similar organizational documentation.

Section 4.21.         PRE-CLOSING COVENANTS.  Two Harbors Property has performed in all material respects all agreements and covenants required by the Formation Transaction Documentation to be performed or complied with by it on or prior to the Closing Date.

Section 4.22.         INVESTMENT.  Two Harbors LLC acknowledges that the offering and issuance of the REIT Shares to be acquired by Two Harbors pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the REIT’s and Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Two Harbors LLC contained herein.  In furtherance thereof, Two Harbors LLC represents and warrants to the Consolidated Entities as follows:

(a)           Two Harbors LLC is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b)           Two Harbors LLC acknowledges that the REIT Shares have not been registered under the Securities Act and, therefore, unless registered under the Securities Act or an exemption from registration is available, must be held (and Two Harbors LLC must continue to bear the economic risk of the investment in the REIT Shares) indefinitely and may not be transferred or sold.

Section 4.23.         NO OTHER REPRESENTATIONS OR WARRANTIES.  Other than the representations and warranties expressly set forth in this ARTICLE IV and any other agreement entered into by Two Harbors LLC in connection with the Formation Transactions, Two Harbors LLC shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.24.         SOME REPRESENTATIONS AND WARRANTIES LIMITED. With respect to Properties acquired and managed pursuant to the Acquisition Services Agreement and Property Management Agreement each dated February 3, 2012 between the Operating Subsidiary and Two Harbors Property (such Properties, “Silver Bay Properties” and such agreements, the “Prior Agreements”), the following shall apply:

(a)           A breach of the representations and warranties found in Section 4.07 (Licenses and Permits), Section 4.09 (Compliance with Laws/Restrictions), Section 4.10 (Properties), Section 4.12 (Condition of Properties), Section 4.13 (Insurance), Section 4.14 (Environmental Matters) and Section 4.16 (Taxes), shall not be considered when determining whether the conditions of Section 2.01(b)(i) have been satisfied, unless such breach results from an action of Two Harbors Property prior to the Closing Date that is contrary to the express advice or recommendation of the Operating Subsidiary;

(b)           The sole remedy of the Consolidated Entities in case of a breach of Section 4.10(a)(i) shall be payment for the purchase price and capitalized renovation costs of any Property for which title is divested or is determined not to have vested in a Subsidiary of Two Harbors Property, but only to the extent such purchase price or capitalized renovation costs are not subsequently refunded to Two Harbors Property or its Subsidiaries or recovered under a policy of insurance; and

(c)           The sole remedy of the Consolidated Entities in case of a breach of Section 4.10(a)(ii) shall be payment for the current portion of any amount related to a Lien, but only to the extent discovered within 180 days of the Closing Date with there being no remedy for Liens discovered more than 180 days after the Closing Date, unless such breach results from an action of Two Harbors Property prior to the Closing Date that is contrary to the express advice or recommendation of the Operating Subsidiary; and

(d)           The Consolidated Entities shall have no remedy in case of a breach of Section 4.07 (Licenses and Permits), Section 4.09 (Compliance with Laws/Restrictions), Section 4.10 (Properties), Section 4.12 (Condition of Properties), Section 4.13 (Insurance), Section 4.14 (Environmental Matters) and Section 4.16 (Taxes) to the extent such breach is a result of the action, inaction or omission of the Operating Subsidiary (or one of its third party property managers), unless such breach results from an action of Two Harbors Property prior to the Closing Date that is contrary to the express advice or recommendation of the Operating Subsidiary.

Section 4.25.         KNOWLEDGE OF REIT OR MANAGER.  Neither Two Harbors nor Two Harbors LLC shall be liable for any breach of a representation or warranty under this Agreement for any Losses related thereto if any of the Operating Partnership, the REIT, the Manager or any of their Subsidiaries had knowledge of such inaccuracy or breach prior to the Closing.

Section 4.26.         SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations and warranties of Two Harbors LLC and Two Harbors contained in this Agreement shall survive after the effective time of the mergers, contributions and other Formation Transactions contemplated in the Formation Transaction Documentation until the first anniversary of the Closing Date other than the representations and warranties contained in Section 4.16, which shall survive under the expiration of the applicable statute of limitations (each, an “Expiration Date”).  All covenants of Two Harbors LLC and Two Harbors shall survive until performed.  If written notice of a claim in accordance with Section 6.03 has been given prior to the applicable Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved.  Any claim for indemnification not so asserted in writing by the applicable Expiration Date may not thereafter be asserted and shall forever be waived.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

Section 5.01.         PRE-CLOSING COVENANTS OF TWO HARBORS LLC.  From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement or the other applicable Formation Transaction Documentation, Two Harbors LLC shall cause Two Harbors

Property to use commercially reasonable efforts to conduct its business and operate and maintain the Properties in the ordinary course of business consistent with past practice, continue to fund the trust accounts of its property managers to fund operating and renovation costs in a manner consistent with past practice, pay its obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers and others having business dealings with it, in each case consistent with past practice.  In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, Two Harbors and Two Harbors LLC shall not permit Two Harbors Property or any Subsidiary of Two Harbors Property without the prior written consent of the REIT, which consent may be withheld by the REIT in its sole discretion, to:

(a)           Issue, deliver, sell transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or other encumbrance of, any limited liability company or other equity interests in Two Harbors Property or any Subsidiary of Two Harbors Property or any other assets or Properties of Two Harbors Property;

(b)           Cause or permit Two Harbors Property or its Subsidiaries to:  file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat Two Harbors LLC or any of its Subsidiaries as an association taxable as a corporation for United States federal income tax purposes (or make any comparable election for state purposes); make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(c)           (i) Declare, set aside or pay any dividends or distributions, (ii) issue or authorize the issuance of any other securities of Two Harbors Property or (iii) purchase, redeem or otherwise acquire any securities of Two Harbors Property;

(d)           Take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens;

(e)           Amend, modify or terminate any lease, contract or other instruments relating to the Properties, except in the ordinary course of business consistent with past practice;

(f)            Adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(g)           Materially alter the manner of keeping Two Harbors Property’s books, accounts or records or the accounting practices therein reflected;

(h)           Terminate or amend any existing insurance policies affecting the Properties that results in a reduction in insurance coverage for the Properties so long as such coverage is available at a commercially reasonable cost;

(i)            Knowingly cause or permit Two Harbors Property to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws which would have a Two Harbors Material Adverse Effect;

(j)                                    Permit or cause Two Harbors LLC to take, any of the actions prohibited by the Formation Transaction Documentation; or

(k)                                 Authorize, commit or agree to take any of the foregoing actions.

Section 5.02.                          AMENDMENT OF FORMATION TRANSACTION DOCUMENTATION.  The REIT and the Operating Partnership shall not materially amend or cause to be materially amended any of the Formation Transaction Documentation without the consent of Two Harbors.

Section 5.03.                          COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND TWO HARBORS LLC.  Each of the Consolidated Entities, on the one hand, and Two Harbors LLC, on the other hand, shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Section 5.04.                          TAX MATTERS.

(a)                                 The transfer of the interests in Two Harbors Property pursuant to this Agreement will occur simultaneously with the contributions and mergers and the contribution of the proceeds of the IPO to the Operating Partnership by the REIT described in the recitals as part of a single plan.  The parties intend that, solely for federal income tax purposes, the transfer of the interests in Two Harbors Property to the Operating Partnership in exchange for cash and/or REIT Shares will be treated as a taxable contribution by Two Harbors of the assets of Two Harbors Property to the REIT followed by a drop-down of such assets into the Operating Partnership governed by Section 721 of the Code.

(b)                                 The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all income Tax returns of Two Harbors Property and any Subsidiary thereof which are due after the Closing Date.  All such income Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. With respect to income Tax returns of Two Harbors Property which are due after the Closing Date, but which include a period prior to the Closing Date, the Operating Partnership shall deliver such income Tax returns to Two Harbors no later than ten (10) days prior to the due date (including extensions) for filing such income Tax returns for its review and approval, which approval shall not be unreasonably withheld.

(c)                                  The Operating Partnership shall prepare or cause to be prepared all other Tax returns of Two Harbors Property and any Subsidiary of Two Harbors Property which are due after the Closing Date.

(d)                                 The REIT, the Operating Partnership and Two Harbors LLC shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The REIT, the Operating Partnership and Two Harbors

LLC further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(e)                                  Prior to Closing, Two Harbors shall deliver to the REIT a properly executed certificate prepared in accordance with Treasury regulations Section 1.1445-2(b) certifying Two Harbors’ non-foreign status and, if requested by the Operating Partnership, any similar withholding certificates or other forms under applicable state, local or foreign Tax laws.

(f)                                   Neither the REIT nor the Operating Partnership makes any representations or warranties to Two Harbors, Two Harbors LLC or Two Harbors Property regarding the Tax treatment of the contributions pursuant to this Agreement or of the other Formation Transactions, or with respect to any other Tax consequences to Two Harbors, Two Harbors LLC or Two Harbors Property of this Agreement or the other Formation Transactions.  Two Harbors, Two Harbors LLC and Two Harbors Property each acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the other Formation Transactions.

(g)                                  The REIT and the Operating Partnership shall deliver to Two Harbors from time to time such information as Two Harbors may request so that Two Harbors can timely file its federal, state and other tax returns and otherwise monitor its REIT status.

(h)                                 It is understood and agreed that the REIT and the Operating Partnership shall pay all transfer taxes, all unpaid property taxes and non-ad valorem and similar property taxes, condominium and homeowners association assessments and the like assessed against the Properties. Such taxes and assessments relating to any period before the Closing and paid by the REIT or the Operating Partnership shall be included as Current Liabilities in determining Additional Consideration (as defined below).

(i)                                     Two Harbors has not taken, and will not take, any action that would either prevent or delay the REIT from electing to become a REIT for federal or any pertinent state tax purpose or would cause the REIT to lose its status as a REIT for federal or any state tax purpose.  Two Harbors shall reasonably cooperate with the REIT as necessary to enable the REIT to qualify for taxation as a REIT for federal income tax purposes in the event the REIT is a “successor corporation, trust or association” within the meaning of Section 1.856-8(c)(2) of the Treasury Regulations, including, at the option of the REIT,  either (i) providing information and representations to the REIT and its tax counsel with respect to the composition of Two Harbors’ income and assets, the composition of its shareholders, its operations and other information requested by the REIT and its tax counsel to enable such tax counsel to render an opinion as to Two Harbors’ qualification as a REIT for federal and all applicable state income tax purposes for all periods or (ii) causing Two Harbors’ tax counsel to render an opinion, which the REIT may rely upon, as to the Two Harbors’ qualification as a REIT for federal and all applicable state income tax purposes for all periods.

Section 5.05.                          ADDITIONAL CONSIDERATION.  As specified on Schedule 5.05, following the Closing and after such amounts are determined, Two Harbors Property and its Subsidiaries shall distribute or cause to be distributed or paid out to Two Harbors LLC the net assets and other amount identified on Schedule 5.05 (the “Additional Consideration”) as additional consideration for the contribution of its interests in Two Harbors Property.  If the amounts determined as specified on Schedule 5.05 are negative, Two Harbors LLC shall pay such amounts to Two Harbors Property after such amounts are determined.

Section 5.06.                          ACQUISITION CASH AND RENOVATION CASH CONTRIBUTION.

(a)                                 Immediately following the Initial Valuation, Two Harbors LLC shall contribute $50 million of cash to Two Harbors Property (such amount, the “Acquisition Cash Amount”).  The Acquisition Cash Amount shall be used to purchase additional Properties between the Initial Valuation and the Closing and to renovate the same.  Cash amounts already on deposit with agents of Two Harbors Property for use in acquiring additional Properties shall be applied to the obligation of Two Harbors LLC to fund the Acquisition Cash Amount.  If a Subsequent Valuation shall be required, Two Harbors LLC and the REIT shall agree on an amount to be funded as of the date of such Subsequent Valuation to fund acquisitions between such date and the Closing, which shall be zero dollars if the parties are unable to agree, and Two Harbors LLC shall fund such amount (such amount, the “Subsequent Acquisition Cash Amount”).

(b)                                 Within ten (10) days of the Initial Valuation, Two Harbors and the REIT shall determine and agree to an amount that represents the estimated renovation costs for those Properties included in the Initial Valuation, and immediately following such calculation, Two Harbors LLC shall contribute such amount to Two Harbors Property (such amount, the “Renovation Cash Amount”).  The Renovation Cash Amount shall be used to renovate Properties owned at the time of and included in the Initial Valuation.  Cash amounts already on deposit with agents of Two Harbors Property for use in renovating such Properties shall be applied to the obligation of Two Harbors LLC to fund the Renovation Cash Amount.  If a Subsequent Valuation shall be required, Two Harbors LLC and the REIT shall agree on an amount to be funded as of the date of such Subsequent Valuation to fund renovations of Properties included in such Subsequent Valuation and Two Harbors LLC shall fund such amount (such amount, the “Subsequent Renovation Cash Amount”).  If the Renovation Cash Amount or, alternatively as applicable, the Subsequent Renovation Cash Amount, is exhausted prior to the Closing, Two Harbors LLC may continue to fund the renovations but shall be reimbursed within ten (10) days of the Closing for expenditures in excess of the Renovation Cash Amount or, alternatively as applicable, the Subsequent Renovation Cash Amount.

Section 5.07.                          POST-CLOSING COVENANTS.

(a)                                 The REIT shall cause Two Harbors Property to change its name so as not to use “Two Harbors” and shall otherwise discontinue use of the “Two Harbors” name except as required to comply with reporting, disclosure, filing or other requirements imposed by Law or by a Governmental Authority.  For purposes of clarification, the REIT and the Operating Partnership shall continue to have the right to use the name “THPI” in its business.  The REIT and the Operating Partnership acknowledge that Two Harbors has prior and superior rights to use the name “Two Harbors” and is retaining all of its right, title and interest (including its trademark rights) therein and thereto.

(b)                                 Other than describing the Formation Transactions and including any necessary financial statements of Two Harbors Property in the REIT’s SEC filings and earnings releases, and except as required by law, not to refer to Two Harbors and its business in the REIT’s SEC filings without the consent of Two Harbors.

(c)                                  So long as Two Harbors holds at least 10% of the REIT Shares initially issued to it pursuant to this Agreement, the REIT shall (and shall cause each of its Subsidiaries to) maintain a fiscal year that commences and ends on the same calendar days as the fiscal year of Two Harbors commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of Two Harbors commence and end.

(d)                                 For each month end, so long as Two Harbors holds at least 10% of the REIT Shares initially issued to it pursuant to this Agreement, the REIT shall deliver to Two Harbors final consolidated and consolidating balance sheets, statements of operations and statements of cash flows as well as a consolidated statement of stockholders’ equity for the REIT and its Subsidiaries as of and for such period, in such format and detail as Two Harbors may reasonably request.  All of the financial statements described in the preceding sentence shall be stated in U.S. dollars, prepared in accordance with GAAP and Article 10 of Regulation S-X and any similar or successor rule to the extent applicable to Two Harbors and delivered by the REIT to Two Harbors no later than 15 calendar days after the month-end being reported.

(e)                                  So long as Two Harbors holds at least 10% of the REIT Shares initially issued to it pursuant to this Agreement, as soon as practicable and in no event no later than 30 calendar days prior to the date on which Two Harbors is required to file a Form 10-Q or Form 10-K or other document containing its quarterly or annual financial statements with the SEC, the REIT shall deliver to Two Harbors such other information that Two Harbors may need to prepare its Form 10-Q or Form 10-K or other filing, including information needed to prepare footnotes to Two Harbors’ financial statements and a management discussion and analysis.

(f)                                   So long as Two Harbors holds at least 10% of the REIT Shares initially issued to it pursuant to this Agreement, in the event Two Harbors intends to engage in an offering of securities, the REIT shall promptly provide such information as Two Harbors shall reasonably request and make available it management and auditors for due diligence purposes, provided, however, that Two Harbors shall not publicly release any financial information that conflicts with the information publicly reported by the REIT without prior consent of the REIT.  Upon Two Harbors’ request and at Two Harbors’ cost and expense, REIT shall use reasonable best efforts to cause to be delivered “comfort letters” of the REIT’s auditors with regard to Two Harbors’ financial statements, dated as of the pricing dates and the closing date(s) and addressed to the underwriters, in any offering of securities by Two Harbors for which such comfort letters are required by underwriters.  Such “comfort letters” shall be in form reasonably satisfactory to Two Harbors and customary in scope and substance for “comfort letters” delivered by independent public accountants in connection with public securities offerings.  The REIT shall use reasonable best efforts to cause its auditors to consent to the inclusion of their report in, and to be named in, the REIT’s filings with the Commission with respect to any such information as is customary for such consents.

(g)                                  So long as Two Harbors holds at least 10% of the REIT Shares initially issued to it pursuant to this Agreement, the REIT shall cooperate fully, and shall use reasonable best efforts to cause its auditors to cooperate fully, with Two Harbors, to the extent reasonably requested by Two Harbors, in the preparation of Two Harbor’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Stockholders, Annual Reports on Form 10-K, Current Reports on Form 8-K, and any other proxy, information and registration statements, reports, notices, prospectuses, and any other filings made by Two Harbors with the SEC or any national securities exchange or otherwise made publicly available by or on behalf of Two Harbors (collectively, the “Two Harbors Public Filings”). The REIT shall provide to Two Harbors all information Two Harbors reasonably requests in connection with any Two Harbors Public Filings or that, in the judgment of legal advisors to Two Harbors, is required to be disclosed or incorporated by reference therein under applicable Law. The REIT shall provide such information in a timely manner on the dates reasonably requested by Two Harbors (which may be earlier than the dates on which the REIT otherwise would be required hereunder to have such information available) to enable Two Harbors to prepare, print and release all Two Harbors Public Filings on such dates as Two Harbors shall determine but in no event later than as required by applicable Law.  If and to the extent reasonably requested by Two Harbors, the REIT shall diligently and promptly review all drafts of such Two Harbors Public Filings and prepare in a diligent and timely fashion any portion of such Two Harbors Public Filing pertaining to the REIT.  Prior to any printing or public release of any Two Harbors Public Filing, an appropriate executive officer of the REIT shall, if reasonably requested by Two Harbors, certify for and on behalf of the REIT that the information relating to the REIT or any of its Subsidiaries in such Two Harbors Public Filing is accurate, true, complete, and correct in all material respects. Unless otherwise required by applicable Law, REIT shall not publicly release any financial information that conflicts with the information with respect to the REIT or its Subsidiaries that is included in any Two Harbors Public Filing without prior notice to Two Harbors.  Prior to the release or filing thereof, Two Harbors shall provide REIT with a draft of any portion of a Two Harbors Public Filing containing information relating to REIT and its Subsidiaries and shall give REIT a reasonable opportunity to review such information and comment thereon; provided, however, that Two Harbors shall determine in its sole and absolute discretion the final form and content of all Two Harbors Public Filings.

(h)                                 So long as Two Harbors continues to own more than 10% of the stock of the REIT, without prior notice to Two Harbors, the REIT may not change its accounting principles or practices if a change in such accounting principle or practice would be required to be disclosed in the REIT’s financial statements as filed with the Commission or otherwise publicly disclosed.  The REIT shall give Two Harbors as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or, subject as aforesaid, accounting principles from those in effect on the Closing Date.

(i)                                     So long as Two Harbors continues to own more than 10% of the stock of the REIT, the REIT shall deliver to Two Harbors such quarterly reports as may be reasonably requested by Two Harbors to enable Two Harbors to determine whether or not the REIT is continuing to satisfy all of the requirements to be taxable as a REIT for federal and all applicable state income tax purposes.

(j)                                    So long as Two Harbors continues to own more than 10% of the stock of the REIT,  in the event Two Harbors is raising capital, the REIT shall reasonably cooperate with Two Harbors in connection with such offering, including, at the option of Two Harbors,  either (i) providing information and representations to Two Harbors and its tax counsel with respect to the composition of the REIT’s income and assets, the composition of its shareholders, its operations and other information requested by Two Harbors and its tax counsel to enable such tax counsel to render an opinion as to the REIT’s qualification as a REIT for federal and all applicable state income tax purposes or (ii) causing the REIT’s tax counsel to render an opinion, which Two Harbors may rely upon, as to the REIT’s qualification as a REIT for federal and all applicable state income tax purposes.

ARTICLE VI
INDEMNIFICATION

Section 6.01.                          INDEMNIFICATION OF CONSOLIDATED ENTITIES.  The Consolidated Entities and their Affiliates and each of their respective directors, officers, employees, agents and representatives (each of which is a “REIT Indemnified Party”), shall be indemnified and held harmless by Two Harbors, under the terms and conditions of this Agreement, from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of any breach of a representation or warranty contained in ARTICLE IV of this Agreement (subject to the limitations set forth in Section 4.24 and Section 4.25 and the survival limitations set forth in Section 4.26 hereof); provided, however, that the liability of Two Harbors hereunder shall be limited to an aggregate of ten percent (10%) of the Contribution Consideration multiplied by the IPO Price; and provided, further, that the directors, officers and employees of the Consolidated Entities shall be indemnified hereunder only in their capacities as such and not individually. No REIT Indemnified Party (other than the Consolidated Entities) may make a claim hereunder without the prior written consent of the REIT.

Section 6.02.                          INDEMNIFICATION OF TWO HARBORS. Two Harbors and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each of which is a

“Two Harbors Indemnified Party” and together with the REIT Indemnified Parties, the “Indemnified Parties”), shall be indemnified and held harmless by the REIT, under the terms and conditions of this Agreement, from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Two Harbors Indemnified Parties in connection with or as a result of any breach of a representation or warranty contained in ARTICLE III of this Agreement (subject to the limitations set forth in Section 3.14 and Section 3.15 and the survival limitations set forth in Section 3.15 hereof); provided, however, that the liability of the REIT hereunder shall be limited to an aggregate of the Contribution Consideration multiplied by the IPO Price; and provided, further, that the directors, officers and employees of the Two Harbors and its Affiliates shall be indemnified hereunder only in their capacities as such and not individually. No Two Harbors Indemnified Party may make a claim hereunder without the prior written consent of Two Harbors.

Section 6.03.                          CLAIMS.

(a)                                 At the time when any Indemnified Party learns of any potential claim under this Agreement (a “Claim”) against an indemnifying party, it will promptly give written notice (a “Claim Notice”) to the indemnifying party; provided that the failure to so notify the indemnifying party shall not prevent recovery under this Agreement, except to the extent that the indemnifying party shall have been materially prejudiced by such failure.  Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Claim and the amount or good faith estimate of the amount of Losses arising therefrom.  The Indemnified Party shall deliver to the indemnifying party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to a Third-Party Claim (as defined below); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the indemnifying party shall have been materially prejudiced by such failure.  Any Indemnified Party may at its option demand indemnity under this Article VI as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(b)                                 The indemnifying party shall be entitled, at its own expense, to elect in accordance with Section 6.04 below, to assume and control the defense of any Claim based on claims asserted by third parties (“Third-Party Claims”), through counsel chosen by the indemnifying party and reasonably acceptable to the Indemnified Party, if it gives written notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the indemnifying party exercises the right to undertake any such defense against a Third-Party Claim, the Indemnified Party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as is reasonably required by the indemnifying party.  No compromise or settlement of such Third-Party Claim may be effected by either the Indemnified Party, on the one hand, or the indemnifying party, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party, (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party that is party to such claim or any of its Affiliates. Notwithstanding the foregoing, if the compromise or settlement of such Third-Party Claim could reasonably be expected to adversely affect the status of the REIT as a real investment trust within the meaning of Section 856 of the Code, then the REIT shall make such decision to compromise or settle the Third-Party Claim without the need to obtain Two Harbors’ consent.

Section 6.04.                          AUTHORIZATION.  For purposes of this Article VI:

(a)                                 a decision, act, consent, election or instruction of Two Harbors shall be deemed to be authorized if approved in writing by Two Harbors and the Consolidated Entities may rely upon such decision, act, consent or instruction as provided in this Section 6.04(a) as being the decision, act, consent or instruction of Two Harbors.  The Consolidated Entities, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction.  Two Harbors may from time to time by written notice to the Consolidated Entities appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by Two Harbors

(b)                                 a decision, act, consent, election or instruction of the Consolidated Entities shall be deemed to be authorized if approved in writing by the REIT and Two Harbors may rely upon such decision, act, consent or instruction as provided in this Section 6.04(b) as being the decision, act, consent or instruction of the Consolidated Entities.  Two Harbors, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction. The REIT may from time to time by written notice to Two Harbors appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the REIT.

Section 6.05.                          REIT SAVINGS PROVISION.  Notwithstanding the foregoing, in the event that counsel or independent accountants for the REIT determine that there exists a material risk that any amounts due to a REIT Indemnified Party under Section 6.01 of this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the REIT Indemnified Party, the amount paid to such REIT Indemnified Party pursuant to Section 6.01 of this Agreement in any tax year shall not exceed the maximum amount that can be paid to the REIT Indemnified Party in such year without causing the REIT to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the REIT.  If the amount payable for any tax year under the preceding sentence is less than the amount which Two Harbors would otherwise be obligated to pay to a REIT Indemnified Party pursuant to Section 6.01 of this Agreement (the “Expense Amount”), then at the REIT’s sole cost and expense, including attorneys’ fees incurred by Two Harbors in complying with this Section 6.05: (1) Two Harbors shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement acceptable to the REIT Indemnified Party and shall not release any portion thereof to the REIT Indemnified Party, and the REIT Indemnified Party shall not be entitled to any such amount, unless and until the REIT Indemnified Party delivers to Two Harbors, at the sole option of the REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the REIT’s independent accountants indicating the maximum amount that can be paid at that time to the REIT Indemnified Party without causing the REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the REIT indicating that the receipt of any Expense Amount hereunder will not cause the REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by the REIT Indemnified Party to Two Harbors, the Indemnified Party shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement (an “Indemnity Loan Agreement”) acceptable to the REIT Indemnified Party that (i) requires Two Harbors to lend the REIT Indemnified Party immediately available cash proceeds in an amount equal to the Expense Amount (an “Indemnity Loan”), and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnified Party or any guarantor of the REIT Indemnified Party, including the REIT, at the time of such Loan, and (B) a 15 year maturity with no periodic amortization.

ARTICLE VII
GENERAL PROVISIONS

Section 7.01.                          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)                                 if to the REIT or the Operating Partnership, to:

Silver Bay Realty Trust Corp.
601 Carlson Parkway
Suite 250
Minnetonka, Minnesota  55305
Fax:
Attention:  Chief Executive Officer

(b)                                 If to Two Harbors or Two Harbors LLC, to:

Two Harbors Investment Corp.

601 Carlson Parkway
Suite 1400
Minnetonka, Minnesota  55305
Fax:  612-629-2501
Attention:  Brad Farrell, Chief Financial Officer

Section 7.02.                          DEFINITIONS.  For purposes of this Agreement, the following terms shall have the following meanings.

(a)                                 “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b)                                 “Acquisition Cash Amount” has the meaning set forth in Section 5.06(a).

(c)                                  “Additional Consideration” has the meaning set forth in Section 5.05.

(d)                                 “Adjusted Acquisition Cost” means, with respect to a property, (i) the actual purchase price and commissions paid for such property by a Participating Entity plus (ii) (a) if the property was leased or available for lease as of the date of the Valuation, the actual capitalized renovation costs incurred as of such date or (b) if such property is not leased or available for lease as of the date of the Valuation, the estimated renovation cost for such property calculated in a manner agreed to by the REIT, Two Harbors and Provident.

(e)                                  “Adjusted Cash Date” has the meaning set forth in Section 7.02(dddd).

(f)                                   “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(g)                                  “AVM Date” has the meaning set forth in Section 7.02(ffff).

(h)                                 “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Minnesota.

(i)                                     “Claim” has the meaning set forth in Section 6.03(a).

(j)                                    “Claim Notice” has the meaning set forth in Section 6.03(a).

(k)                                 “Closing” has the meaning set forth in Section 2.02.

(l)                                     “Closing Date” has the meaning set forth in Section 2.02.

(m)                             “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(n)                                 “Confidential Information” has the meaning set forth in Section 1.04(d).

(o)                                 “Consolidated Entities” has the meaning set forth in ARTICLE IV.

(p)                                 “Contribution Consideration” means the maximum number of REIT Shares issuable to Two Harbors LLC in exchange for its interest in Two Harbors Property, which maximum number of REIT Shares shall be equal to the product determined by multiplying 24,275,000 by a fraction the numerator of which is the Valuation of the Properties (plus the Acquisition Cash Amount plus the Subsequent Acquisition Cash Amount, without duplicating any amounts for properties in the Valuation) and the denominator of which is the aggregate Valuation of the properties of the Participating Entities, which maximum number of REIT Shares actually issued to Two Harbors LLC shall be reduced as described in Section 1.02.

(q)                                 “Contribution Entity” has the meaning set forth in the recitals.

(r)                                    “Dispute” has the meaning set forth in Section 7.08(a).

(s)                                   “Distribution” has the meaning set forth in Section 1.04(e).

(t)                                    “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(u)                                 “Escrow Account” has the meaning set forth in Section 6.05.

(v)                                 “Expense Amount” has the meaning set forth in Section 6.05.

(w)                               “Expense Amount Accountant’s Letter” has the meaning set forth in Section 6.05.

(x)                                 “Expense Amount Tax Opinion” has the meaning set forth in Section 6.05.

(y)                                 “Expiration Date” has the meaning set forth in Section 4.26.

(z)                                  “Extended Lock-Up Agreement” means that certain Lock-Up Agreement by and between the REIT and certain partners of Pine River Domestic Management L.P. and Irvin Kessler.

(aa)                          “Formation Transaction Documentation” means all of the agreements and plans of merger relating to all Merger Entities and all contribution agreements of the Contribution Entities (including this Agreement) and Two Harbors LLC and related documents and agreements identified in Exhibit I hereto, pursuant to which all of the Participating Entities and/or the equity interests in the Participating Entities are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(bb)                          “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(cc)                            “GAAP” means generally accepted accounting principles, as in effect in the United States of America as of the date of determination.

(dd)                          “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(ee)                            “Indemnified Parties” has the meaning set forth in Section 6.02.

(ff)                              “Indemnity Loan” has the meaning set forth in Section 6.05.

(gg)                            “Indemnity Loan Agreement” has the meaning set forth in Section 6.05.

(hh)                          “Initial Valuation” means the first Valuation conducted, the results of which are included in the Registration Statement.

(ii)                                  “IPO Price” means the initial public offering price of a REIT Share in the IPO.

(jj)                                “JAMS” has the meaning set forth in Section 7.08(b).

(kk)                          “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(ll)                                  “Leases” has the meaning set forth in Section 4.10(d).

(mm)                  “Letter Agreement” has the meaning set forth in Section 2.01(c)(v).

(nn)                          “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(oo)                          “LLC Agreement” means the Limited Liability Company Agreement of Two Harbors Property Investment LLC, as amended.

(pp)                          “Losses” means charges, complaints, claims, actions, causes of action, losses, damages, Taxes, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, but does not include any diminution in value of the Consolidated Entities except in the case of breaches of Section 4.14.

(qq)                          “Management Agreement” means that certain management agreement among the REIT, the Operating Partnership and PRCM Real Estate Advisers LLC to be dated as of the Closing Date.

(rr)                                “Manager” means PRCM Real Estate Advisers LLC, a Delaware limited liability company.

(ss)                              “Merger Entity” has the meaning set forth in the recitals.

(tt)                                “Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

(uu)                          “Operating Partnership Agreement” means the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Closing.

(vv)                          “Operating Partnership Subsidiary” has the meaning set forth in Section 3.01(c).

(ww)                      “Operating Subsidiary” means Silver Bay Property Corp., a Delaware corporation.

(xx)                          “Organizational Documents” means with respect to Two Harbors or Two Harbors Property the articles of incorporation or organization, bylaws, limited liability company agreement or operating agreement of such entity or other similar documents.

(yy)                          “Outside Date” has the meaning set forth in Section 2.06.

(zz)                            “Ownership Limits” has the meaning set forth in Section 1.02.

(aaa)                   “Participating Entity” means a Contribution Entity, a Merger Entity or Two Harbors Property, as applicable.  As used herein, “Participating Entities” refer to each Participating Entity, collectively.

(bbb)                   “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens arising under Leases in effect as of the Closing Date; (v) any exceptions contained in any title policy delivered by Two Harbors Property relating to the Properties as of the Closing Date, and with respect to Properties other than Silver Bay Properties, none of which substantially and materially impair the use of the Properties for the purposes for which they are currently being used in connection with the relevant Person’s business or relating to or arising from any unfilled obligations of Two Harbors Property or any previous owner of a Property or Lien voluntarily incurred by Two Harbors Property or any previous owner of a Property and (vi) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered.

(ccc)                      “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(ddd)                   “Prior Agreements” has the meaning set forth in Section 4.24.

(eee)                      “Properties” means the homes or other property owned by Two Harbors Property or any of its Subsidiaries.

(fff)                         “Property Management and Acquisition Services Agreement” means that certain property management and acquisition services agreement between the Operating Partnership and the Operating Subsidiary to be dated as of the Closing Date.

(ggg)                      “Provident” means Provident Real Estate Advisors LLC, a Minnesota limited liability company.

(hhh)                   “Provident Entities” means, collectively, the Contribution Entities and the Merger Entities.

(iii)                               “Qualifying Income” means gross income that is described in Section 856(c)(2) or 856(c)(3) of the Code.

(jjj)                            “Redeemable Preferred Shares” means shares of 10% Cumulative Redeemable Preferred Stock of the REIT, par value $0.01 per share, having a liquidation preference of $1,000 per share (plus accrued and unpaid dividends).

(kkk)                   “Redeemable Preferred Purchase Price” means $840,000.

(lll)                               “REIT Indemnified Party” has the meaning set forth in Section 6.01.

(mmm)       “REIT Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the REIT and its Subsidiaries, taken as a whole.

(nnn)                   “REIT Qualification Ruling” has the meaning set forth in Section 6.05.

(ooo)                   “REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

(ppp)                   “REIT Shares” has the meaning set forth in the recitals.

(qqq)                   “Release Document” has the meaning set forth in Section 6.05.

(rrr)                            “Renovation Cash Amount” has the meaning set forth in Section 5.06(b).

(sss)                         “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(ttt)                            “Side Letter” means that certain Letter Agreement by and among the REIT, the Manager, Operating Subsidiary, Two Harbors, Two Harbors Property and Provident dated as of the date hereof.

(uuu)                   “Silver Bay Properties” has the meaning set forth in Section 4.24.

(vvv)                   “Subsequent Acquisition Cash Amount” has the meaning set forth in Section 5.06(a).

(www)             “Subsequent Renovation Cash Amount” has the meaning set in Section 5.06(b).

(xxx)                   “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) more than fifty percent (50%) of the voting power of the voting capital stock or other equity interests, or (B) more than fifty percent (50%) of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(yyy)                   “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(zzz)                      “Third-Party Claims” has the meaning set forth in Section 6.03(b).

(aaaa)            “Two Harbors Indemnified Party” has the meaning set forth in Section 6.02.

(bbbb)            “Two Harbors’ Knowledge” means the actual current knowledge of Brad Farrell, Karen Fox, Mary Riskey and Rebecca Sandberg.

(cccc)                “Two Harbors Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of Two Harbors Property and its Subsidiaries, taken as a whole.

(dddd)            “Two Harbors Public Filings” has the meaning set forth in Section 5.07(g).

(eeee)                “Underwriting Agreement”  means that certain Underwriting Agreement by and among Credit Suisse Securities (USA) LLC as representative of the underwriters, the REIT, the Operating Partnership and the Manager.

(ffff)                    “Valuation” means (i) the dollar amount determined by the most recent application of the Automated Valuation Model described on Exhibit J hereto on all properties owned by a

Participating Entity that were acquired on or before August 31, 2012 (the “AVM Date”) plus (ii) the Adjusted Acquisition Cost of all properties owned by a Participating Entity that were acquired on or after September 1, 2012 (the “Adjusted Cash Date”).

Section 7.03.                          COUNTERPARTS.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 7.04.                          ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.  This Agreement and the other Formation Transaction Documentation to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 2.05, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement.  This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 7.05.                          GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.06.                          ASSIGNMENT.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 7.07.                          JURISDICTION.  Subject to Section 7.08, the parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Hennepin, Minnesota, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 7.08.                          DISPUTE RESOLUTION.  The parties intend that this Section 7.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a)                                 Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute.  All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose.  The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation.  Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 7.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b)                                 Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 7.08(a) above shall be submitted to final and binding arbitration in Hennepin County, Minnesota, before one neutral and impartial arbitrator, in accordance with the Laws of the State of Delaware for agreements made in and to be performed in that State.  The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures.  One arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof.  The arbitrator shall designate the place and time of the hearing.  The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible.  The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing.  The arbitration award shall be final and binding on the parties and not subject to collateral attack.  Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c)                                  Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof.  Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d)                                 The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator.  The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.09.                          SEVERABILITY.  Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 7.10.                          RULES OF CONSTRUCTION.

(a)                                 The parties hereto agree that they had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)                                 The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

Section 7.11.                          EQUITABLE REMEDIES.  The parties agree that irreparable damage would occur to each party in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any federal or state court located in Hennepin County, Minnesota, this being in addition to any other remedy to which such parties are entitled under this Agreement or otherwise at law or in equity.

Section 7.12.                          TIME OF THE ESSENCE.  Time is of the essence with respect to all obligations under this Agreement.

Section 7.13.                          DESCRIPTIVE HEADINGS.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.14.                          NO PERSONAL LIABILITY CONFERRED.  This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or Two Harbors LLC.

Section 7.15.                          AMENDMENTS.  This Agreement may not be amended without the prior written consent of Two Harbors LLC.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

SILVER BAY REALTY TRUST CORP.,
a Maryland corporation

By:	/s/ David N. Miller
Name: David N. Miller
Title: Chief Executive Officer

SILVER BAY OPERATING PARTNERSHIP L.P., a
Delaware limited partnership

By:	SILVER BAY MANAGEMENT LLC,
a Delaware limited liability company
Its General Partner

By:	SILVER BAY REALTY TRUST CORP.,
a Maryland corporation
Its Managing Member

By:	/s/ David N. Miller
Name: David N. Miller
Title: Chief Executive Officer

[Signature Page to Operating Partnership Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

TWO HARBORS OPERATING COMPANY LLC,
a Delaware limited liability company

By:	TWO HARBORS INVESTMENT CORP.,
a Maryland corporation
Its Managing Member

By:	/s/ Thomas Siering
	Name:	Thomas Siering
	Title:	Chief Executive Officer

TWO HARBORS INVESTMENT CORP.,
a Maryland corporation

By:	/s/ Thomas Siering
	Name:	Thomas Siering
	Title:	Chief Executive Officer

[Signature Page to Operating Partnership Contribution Agreement]